Exhibit 99.1

NEWS ANNOUNCEMENT

CONTACT:
Saul V. Reibstein	Joseph N. Jaffoni, Richard Land
Chief Financial Officer	JCIR
610/401-2049	212/835-8500 or penn@jcir.com

FOR IMMEDIATE RELEASE

Conference Call:	October 22, 2015 at 9:00 a.m. ET
Dial-in number:	212/231-2905
Webcast:	www.pngaming.com
Replay information provided below

PENN NATIONAL GAMING REPORTS THIRD QUARTER REVENUE

OF $739.3 MILLION AND ADJUSTED EBITDA OF $210.1 MILLION

2015 Third Quarter Reported Adjusted EBITDA Reflects Accounting

Classification Change for Company’s Master Lease, Which Will

Be Classified as a Financing Obligation

- Establishes 2015 Fourth Quarter, Updates Full Year Guidance -

Wyomissing, PA (October 22, 2015) — Penn National Gaming, Inc. (PENN: Nasdaq) (“Penn National Gaming,” “Penn National,” “Penn,” or the “Company”) today reported operating results for the three months ended September 30, 2015, as summarized below, which includes the effects of a change in the classification of the Company’s Master Lease (the “Master Lease”) with Gaming and Leisure Properties, Inc. (“GLPI”) from an operating lease to a financing obligation. Reflecting this change in classification, the Company’s reported Adjusted EBITDA for the three months ended September 30, 2015, September 30, 2014 and the guidance for the three months ended September 30, 2015 exclude the impact of rental expense.  As a result, the Company’s historical definition of Adjusted EBITDAR will now be equivalent to our current definition of Adjusted EBITDA (and the Company no longer reports Adjusted EBITDAR).  Additional details regarding the change in the classification of the Company’s Master Lease are provided below.

Summary of Third Quarter Results

	Three Months Ended September 30, (in millions) (unaudited)
	2015 Actual	2015 Guidance (2)	2014 Actual
Net revenues	$739.3	$728.2	$645.9
Adjusted EBITDA (1)	210.1	197.7	170.3

(1)         Adjusted EBITDA is income (loss) from operations, excluding the impact of stock compensation, impairment charges, insurance recoveries and deductible charges, depreciation and amortization and gain or loss on disposal of assets. Due to the change in classification of the Master Lease as further described below, Adjusted EBITDA presented above for 2015 Actual, 2015 Guidance and 2014 Actual (for the three months ended September 30), also excludes rent payments relating to the 18 properties under the Master Lease of $109.0 million, $108.7 million and $104.6 million, respectively.  As such, our prior definition of Adjusted EBITDA whereby we deducted rent for such periods would have been $101.1 million, $89.0 million and $65.7 million, respectively.  Adjusted EBITDA is also inclusive of income or loss from unconsolidated affiliates, with our share of the non-operating items added back for our joint venture in Kansas Entertainment, LLC (“Kansas Entertainment” or “Kansas JV”).

(2)         The guidance figures in the table above present the guidance Penn National Gaming provided on July 23, 2015 for the three months ended September 30, 2015, as adjusted to reflect the change in classification of the Master Lease from an operating lease to a financing obligation (as defined below).

Review of Third Quarter 2015 Results vs. Guidance

Three Months
Ended
September 30, 2015
(in thousands) (unaudited)
Adjusted EBITDA, per guidance (1)	$197,629

Adjusted EBITDA variances:
Positive operating segment variance	2,650
Acquisition related adjusted EBITDA net of transaction costs (2)	191
Cash-settled stock-based awards	6,863
Net property level refunds and other benefits	2,541
Other	223
Total Adjusted EBITDA variances from guidance	12,468

Adjusted EBITDA, as reported	$210,097

(1)         The guidance figure in the table above presents the guidance Penn National Gaming provided on July 23, 2015 for the three months ended September 30, 2015, as adjusted to reflect the change in classification of the Master Lease from an operating lease to a financing obligation.

(2)         Acquisition related transaction costs of $0.7 million were recorded in corporate overhead for the three months ending September 30, 2015.

Reflecting the change in classification of the Master Lease from an operating lease to a financing obligation, the Company will restate its financial statements filed since the spin-off (the “Spin-off”) of its real estate assets to GLPI on November 1, 2013 (the “Restatement”).  The Restatement (as more fully described in our Current Report on Form 8-K filed with the Securities and Exchange Commission on October 22, 2015) is being made solely to change the classification of the Master Lease from an operating lease to a financing obligation in accordance with Generally Accepted Accounting Principles (“GAAP”).     During the preparation and negotiation of the Master Lease, the Company reviewed its accounting conclusions for the Master Lease with Ernst & Young, LLP (“EY”), its independent registered public accounting firm. The Company and its professional advisors believed that it was appropriate to account for the Master Lease as an operating lease under GAAP.  Subsequent to the Spin-Off, the Company received unqualified audit opinions on its financial statements at December 31, 2014 and 2013, respectively, from EY.  Upon EY’s recent reconsideration of that accounting treatment, the Company re-examined this accounting and the relevant accounting literature.  Following this review, the Company and the Audit Committee of the Company’s Board of Directors (the “Audit Committee”) determined on October 20, 2015 that the accounting with respect to the Master Lease should be revised in order to treat such lease as a financing obligation. Notably, the adjustments in the Restatement will have no impact on the following indicators of the Company’s performance:

•                  the Company’s cash position;

•                  the Company’s cash flows;

•                  the Company’s leverage ratios under its senior credit facility and other debt instruments (as the terms of those obligations require the Master Lease to be treated as an operating lease regardless of the treatment required under GAAP);

•                  the Company’s revenues; or

•                  the Company’s rental payments or other obligations under the Master Lease.

Timothy J. Wilmott, President and Chief Executive Officer of Penn National Gaming, commented, “The Restatement involves a revised view, initiated by our external auditors, of the technical requirements for operating lease accounting treatment. This change has no impact on key indicators of the Company’s performance and the third quarter was very active and productive for Penn National as we again generated financial results that exceeded guidance while further advancing and expanding our development and growth pipeline.  Our quarterly results reflect year-over-year improvements in regional gaming trends and the continued success of our operating teams in driving improved adjusted EBITDA margins.

“Compared to the prior year period, third quarter operating results also benefited from the first full quarterly contribution from Plainridge Park Casino and our two Ohio racing and video lottery terminal facilities that opened in last year’s third quarter.  All three of these properties are performing well and each is currently achieving adjusted EBITDA returns of approximately 20% on invested capital.  We also further expanded our growth pipeline during the quarter with two exciting opportunities as we closed on the Tropicana Las Vegas and Prairie State Gaming (“PSG”) transactions and we’ve realized a partial quarter of contributions from both operations, net of transaction costs.

“The reported third quarter operating results reflect year-over-year improvements in both customer visits and spend per visit at the majority of our properties on a same-facility basis.  Overall, third quarter adjusted EBITDA exceeded guidance by $12.4 million, inclusive of a $2.7 million positive operating segment variance but excluding net adjusted EBITDA contributions from Tropicana Las Vegas and PSG; a $6.9 million benefit related to cash-settled stock based awards; and, approximately $2.5 million of various non-recurring property-level positive variances for items such as gaming tax and other refunds.

“During the third quarter we generated adjusted EBITDA margin improvements in our East/Midwest and Southern Plains operating segments, while the margin decline in our West segment was due to the inclusion of the recently acquired Tropicana Las Vegas operations.  Overall, Penn National’s ongoing execution of strategies to improve operating efficiencies drove consolidated third quarter 2015 adjusted EBITDA margin growth of approximately 205 basis points on a year-over-year basis to 28.4%, inclusive of the slight impact related to our operation of Tropicana Las Vegas for approximately five weeks during the quarter as well as Prairie State Gaming which was acquired on September 1, 2015.

“In Massachusetts, revenue trends at Plainridge Park Casino are largely consistent with other recent property openings, where revenue numbers taper down over the first few months, before typically ramping back up to a more normalized run rate as our marketing programs take effect.  Throughout the third quarter, Plainridge Park’s player loyalty card sign-up, spend per visit and revenue figures were solid, and we remain confident the property will extend Penn National’s track record of generating high returns from prudent capital deployment.  Over the coming months we are implementing several initiatives to fine tune the gaming floor product mix and overall marketing strategy to build upon the property’s initial success and customer database which is now approaching 130,000 unique players.

“Our completion of the $360 million acquisition of Tropicana Las Vegas in late August represents an exciting and important milestone for Penn National as it fulfills a long-term strategic objective to acquire a quality Las Vegas Strip property with excellent growth prospects at the right location and the right price.  The addition of Tropicana Las Vegas brings significant economic potential as we can fully leverage our database of nearly three million active regional gaming customers, a significant percentage of which regularly visit Las Vegas.  Having owned the property for almost two months, we’ve already begun to implement numerous initial operational improvements and remain confident in our two-phase plan to successfully build upon the approximately $200 million in capital investment in Tropicana Las Vegas completed by the former owners over the last several years.

“The first of those two phases has commenced and includes investments at Tropicana Las Vegas to improve the customer experience by refreshing and enhancing the gaming floor through updates of slot product and systems and by offering a wider array of table games; improving the breadth and quality of the property’s food and beverage offerings; and, integrating Penn National’s Marquee Rewards player loyalty program with the property’s systems.  In addition to these initiatives, we have identified opportunities to improve ADR and margins at the property and realize the high value of the nearly 1,500 recently renovated guest rooms based on our ability to attract stronger gaming customers from our database.  Longer-term, we will evaluate other potential facility enhancements at the Tropicana with the scope, budget and timing of any such expansion and improvements to be based upon our operation of the property and customer demand for additional amenities.

“As noted above, during the third quarter, Penn National also acquired a leading Illinois video gaming terminal (“VGT”) operator, PSG.  As one of the largest and most respected VGT route operators in Illinois, PSG’s operations include more than 1,100 terminals across a network of 270 bar and retail gaming establishments throughout the State.  We believe PSG offers Penn National a solid platform for future adjusted EBITDA growth in the Illinois VGT market and potentially in other states where this form of gaming may be authorized in the future.

“Reflecting our research and analysis that social and online gaming represent emerging growth platforms that complement our growing regional gaming portfolio, we believe our entrée into these markets, which was further advanced during the third quarter, will result in incremental adjusted EBITDA, enhanced customer data analytics and improved marketing efficiency.  We estimate that approximately 40% of our database members participate in social/online gaming today and our growing digital resources and capabilities will position Penn National to participate in social and regulated real-money online opportunities as they develop.  We are very pleased with the early results from our Play 4 Fun launch in partnership with Scientific Games in the third quarter at our Hollywood Casino at Charles Town Races and Hollywood Casino at Penn National Race Course properties and are excited about the future as we invest in this new business segment.

“Our $390 million Hollywood Casino Jamul-San Diego development remains on schedule for a mid-2016 opening.  We remain confident its location and proximity to San Diego relative to competitive alternatives — combined with its state-of-the-art design — position Hollywood Casino Jamul-San

Diego to allow the Jamul Indian Village to become economically self-sufficient and ultimately generate high quality education, healthcare, and sufficient housing for tribal members.  The three-story gaming and entertainment facility will include more than 1,700 slot machines, 43 live table games, our signature Final Cut Steak & Seafood steakhouse, a noodle bar, an upscale sports bar, a posh lounge featuring national and regional entertainment, a beer garden, a four-venue food court, and an eight-story partially subterranean parking garage with over 1,800 parking spaces.

“We believe Penn National remains favorably positioned for continued adjusted EBITDA growth and enhanced shareholder value in 2016 and beyond.  The Company stands to benefit from the disciplined management of our existing properties coupled with growing evidence of an improved operating environment, a full year of operations of Plainridge Park, strengthened operations at Tropicana Las Vegas, the addition of PSG and the opportunity to strategically expand our presence in the VGT market, new online/social gaming opportunities, continued growth and efficiencies at our other recently opened or acquired properties, and a meaningful contribution in 2016 from Hollywood Casino Jamul-San Diego.”

Development and Expansion Projects

The table below summarizes Penn National Gaming’s ongoing and recently completed development projects:

Project/Scope	New Gaming Positions	Planned Total Budget		Amount Expended through September 30, 2015	Expected Opening Date
		(in millions) (unaudited)

Plainridge Park Casino (MA) - Construction is completed at the site of the Plainridge Racecourse for our new gaming operations, which have been integrated with the existing live harness racing and simulcasting, featuring 1,250 gaming devices (with a total of 1,414 gaming positions, attributable to approximately 28 multi-player electronic table games), as well as various dining and entertainment options.	1,414	$266	(1)	$253.4	Opened June 24, 2015

Jamul Indian Village project (CA) - Construction continues at the site for this new Hollywood Casino branded gaming operation which Penn will manage. The facility is anticipated to feature over 1,700 slot machines, 43 live table games including poker, multiple restaurants, bars and lounges.	1,958	$390	(2)	$116.7	Mid-2016

(1) Includes a $25 million license fee, which was paid in March 2014, and $42 million purchase price, both of which are included in the amount expended above.  Additionally, amounts include cumulative pre-opening costs of $12.5 million and $10.5 million for the inital cage cash requirements at opening, which had been anticipated to be $14 million in total.  Also includes $2.7 million for the purchase of electronic table games in lieu of leasing.

(2) As disclosed previously, funds advanced for this project will be accounted for as a loan.

Financial Guidance

Reflecting the current operating and competitive environment, the table below sets forth 2015 fourth quarter and full year guidance targets for financial results based on the following assumptions:

•                  Includes operations at Tropicana Las Vegas (West segment) and Prairie State Gaming (Southern Plains segment);

•                  Does not include professional fees and other costs to be incurred in connection with the change in the classification of the Master Lease;

•                  A full year contribution from the Company’s management contract for Casino Rama;

•                  Full year corporate overhead expenses of $82.4 million, with $21.4 million to be incurred in the fourth quarter of 2015;

•                  Full year 2015 payments related to the rental of properties from GLPI of $436.4 million, with $109.0 million to be incurred in the fourth quarter of 2015, including an estimated annual rent escalation of $5.0 million at the conclusion of year two of the Master Lease beginning in November 2015 of which $0.8 million will be incurred in the fourth quarter;

•                  Depreciation and amortization charges in 2015 of $176.9 million, with $47.0 million in the fourth quarter of 2015, which excludes depreciation expense related to real property leased from GLPI;

•                  Interest expense in 2015 of $48.5 million, with $17.3 million in the fourth quarter of 2015, which excludes additional interest expense related to the Master Lease financing obligation with GLPI;

•                  Our share of non-operating items (such as depreciation and amortization expense) associated with our Kansas JV will total $10.3 million for 2015, with $2.5 million to be incurred in the fourth quarter of 2015;

•                  Estimated non-cash stock compensation expenses of $8.5 million for 2015, with $2.0 million to be incurred in the fourth quarter of 2015;

•                  LIBOR is based on the forward yield curve;

•                  Full year 2015 non-cash accrued interest income on loan to Jamul Tribe of $10.6 million, with $3.8 million in the fourth quarter of 2015;

•                  A diluted share count of approximately 90.9 million shares for the full year 2015; and

•                  There will be no material changes in applicable legislation, regulatory environment, world events, weather, recent consumer trends, economic conditions, oil prices, competitive landscape (other than listed above) or other circumstances beyond our control that may adversely affect the Company’s results of operations.

	Three Months Ending December 31,		Full Year Ending December 31,
	(in millions), (unaudited)		(in millions), (unaudited)
	2015 Guidance	2014 Actual	2015 Revised Guidance	2015 Prior Guidance (1)	2014 Actual
Net revenues	$722.5	$651.4	$2,826.9	$2,786.3	$2,590.5
Adjusted EBITDA	181.6	171.8	771.1	754.5	706.5

(1)         The guidance figures in the table above present the guidance Penn National Gaming provided on July 23, 2015 for the year ended December 31, 2015, as adjusted to reflect the change in classification of the Master Lease from an operating lease to a financing obligation.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Segment Information — Operations

(in thousands) (unaudited)

	NET REVENUES		ADJUSTED EBITDA
	Three Months Ended September 30,		Three Months Ended September 30,
	2015	2014	2015	2014
East/Midwest (1)	$449,821	$371,505	$136,939	$110,347
West (2)	70,828	58,626	15,321	13,960
Southern Plains (3)	213,284	210,309	70,993	65,959
Other (4)	5,364	5,500	(13,156)	(19,936)
Total	$739,297	$645,940	$210,097	$170,330

	NET REVENUES		ADJUSTED EBITDA
	Nine Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
East/Midwest (1)	$1,254,121	$1,082,310	$379,390	$324,307
West (2)	197,078	178,579	51,158	49,516
Southern Plains (3)	637,242	658,792	218,488	212,907
Other (4)	15,950	19,485	(59,506)	(52,070)
Total	$2,104,391	$1,939,166	$589,530	$534,660

(1)         The East/Midwest reportable segment consists of the following properties: Hollywood Casino at Charles Town Races, Hollywood Casino Bangor, Hollywood Casino at Penn National Race Course, Hollywood Casino Lawrenceburg, Hollywood Casino Toledo, Hollywood Casino Columbus, Hollywood Gaming at Dayton Raceway, which opened on August 28, 2014, and Hollywood Gaming at Mahoning Valley Race Course, which opened on September 17, 2014. It also includes the Company’s Casino Rama management service contract and Plainridge Park Casino, which opened on June 24, 2015.  Our East/Midwest segment results for the three and nine months ended September 30, 2015 included preopening costs of $0.3 million and $9.2 million, respectively, whereas results for the three and nine months ended September 30, 2014 included preopening charges of $5.6 million and $8.4 million, respectively. Results for the nine months ended September 30, 2015 also included a property tax refund of approximately $2.0 million.

(2)         The West reportable segment consists of the following properties: Zia Park Casino, the M Resort, and Tropicana Las Vegas which was acquired on August 25, 2015 as well as the Jamul Indian Village project, which the Company anticipates completing in mid-2016.

(3)         The Southern Plains reportable segment consists of the following properties: Hollywood Casino Aurora, Hollywood Casino Joliet, Argosy Casino Alton, Argosy Casino Riverside, Hollywood Casino Tunica, Hollywood Casino Gulf Coast, Boomtown Biloxi, Hollywood Casino St. Louis and Prairie State Gaming which the Company acquired on September 1, 2015, and includes the Company’s 50% investment in Kansas Entertainment, which owns the Hollywood Casino at Kansas Speedway. On July 30, 2014, the Company closed Argosy Casino Sioux City.

(4)         The Other category consists of the Company’s standalone racing operations, namely Rosecroft Raceway, Sanford-Orlando Kennel Club, and the Company’s joint venture interests in Sam Houston Race Park, Valley Race Park, and Freehold Raceway, as well as the Company’s 50% joint venture with the Cordish Companies in New York (which is in the process of being dissolved).  If the Company is successful in obtaining gaming operations at these locations, they would be assigned to one of the Company’s regional executives and reported in their respective reportable segment.  The Other category also includes Penn Interactive Ventures, the Company’s interactive division which represents Penn’s social and other online gaming initiatives.

The Other category also includes the Company’s corporate overhead costs, which were $13.9 million and $60.9 million for the three and nine months ended September 30, 2015, respectively, as compared to corporate overhead costs of $19.7 million and $49.8 million for the three and nine months ended September 30, 2014, respectively.  Corporate overhead costs decreased by $5.8 million for the three months ended September 30, 2015, as compared to the corresponding period in the prior year, primarily due to lower cash-settled stock-based compensation of $3.3 million due to stock price declines during the quarter for Penn and GLPI common stock compared to the same period in 2014 and lower lobbying expenses of $2.5 million due to the Massachusetts campaign in 2014.  Corporate overhead costs increased $11.1 million for the nine months ended September 30, 2015, as compared to the corresponding period in the prior year.  This was primarily attributable to higher cash-settled stock-based compensation of $10.5 million due to stock price increases for Penn and GLPI common stock for the nine months ended September 30, 2015 compared to decreases during the same period in 2014, higher bonus expense of $3.2 million due to better overall company performance against its budget, $1.5 million of acquisition related costs, lower transition service fee payments of $1.2 million due to less departments supporting GLPI in 2015, and higher severance expenses of $0.7 million, all of which were partially offset by lower lobbying expenses of $3.1 million due to the Massachusetts campaign in 2014, lower outside services of $2.0 million and lower payroll costs of $1.0 million due to a reduction in headcount.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Supplemental information

(in thousands) (unaudited)

	September 30, 2015	December 31, 2014

Cash and cash equivalents	$223,489	$208,673

Bank Debt	$1,214,633	$785,683
Notes	296,091	295,610
Other long term obligations (1)	164,196	154,388
Total Debt (2) (3)	$1,674,920	$1,235,681

(1)         Other long term obligations (excluding the financing obligation with GLPI) at September 30, 2015 include $131.7 million for the present value of the relocation fees due for both Hollywood Gaming at Dayton Raceway and Hollywood Gaming at Mahoning Valley Race Course, $13.2 million based on the estimated fair value of contingent purchase price consideration that is payable over ten years to the previous owners of Plainridge Racecourse, $15.3 million related to our repayment obligation on a hotel and event center located near Hollywood Casino Lawrenceburg, and $4.0 million related to capital lease obligations which were primarily attributable to our acquisition of Tropicana Las Vegas.

(2)         Although our joint venture in Kansas Entertainment is accounted for as an equity method investment and is not consolidated, this joint venture had no debt outstanding at September 30, 2015 or December 31, 2014.

(3)         In accordance with new accounting guidance issued and early adopted by the Company in the first quarter of 2015, debt issuance costs are now classified as a direct reduction to our debt balances rather than in other assets.  Debt issuance costs were $24.9 million and $25.2 million at September 30, 2015 and December 31, 2014, respectively.  The prior period amounts were restated to reflect this change.

Penn’s definition of adjusted EBITDA includes our share of the impact of non-operating items (such as depreciation and amortization) at our joint ventures that have gaming operations. At this time, Kansas Entertainment, the operator of Hollywood Casino at Kansas Speedway, is Penn’s only joint venture that meets this definition.  Kansas Entertainment does not currently have, nor has it ever had, any indebtedness. We have presented the cash flow distributions we have received from this investment for the three and nine months ended September 30, 2015 and 2014.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Cash Flow distributions	$8,050	$6,500	$22,050	$17,500

Diluted Share Count Methodology

In connection with the spin-off, Penn National Gaming completed its exchange and repurchase transaction with an affiliate of Fortress Investment Group, LLC (“Fortress”) on October 11, 2013, which resulted in the repurchase of $627 million of its Series B Preferred Stock and the issuance of 8,624 shares of Series C Preferred Stock, which is equivalent to 8,624,000 common shares upon sale by Fortress to a third party.

Reconciliation of GAAP to Non-GAAP Measures

Adjusted EBITDA is used by management as the primary measure of the Company’s operating performance. We define adjusted EBITDA as earnings before interest, taxes, stock compensation, debt extinguishment charges, impairment charges, insurance recoveries and deductible charges, depreciation and amortization, gain or loss on disposal of assets, and other income or expenses. Adjusted EBITDA is also inclusive of income or loss from unconsolidated affiliates, with our share of non-operating items (such as depreciation and amortization) added back for our joint venture in Kansas Entertainment. Adjusted EBITDA excludes rent payments associated with our Master Lease agreement with GLPI as it was determined that this transaction should have been accounted for as a financing transaction. Adjusted EBITDA has economic substance because it is used by management as a performance measure to analyze the performance of our business, and is especially relevant in evaluating large, long-lived casino projects because they provide a perspective on the current effects of operating decisions separated from the substantial non-operational depreciation charges and financing costs of such projects. We also present adjusted EBITDA because it is used by some investors and creditors as an indicator of the strength and performance of ongoing business operations, including our ability to service debt, fund capital expenditures, acquisitions and operations. These calculations are commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare operating performance and value companies within our industry. In addition, gaming companies have historically reported adjusted EBITDA as a supplement to financial measures in accordance with GAAP. In order to view the operations of their casinos on a more stand-alone basis, gaming companies, including us, have historically excluded from their adjusted EBITDA calculations certain corporate expenses that do not relate to the management of specific casino properties. However, adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with GAAP. Adjusted EBITDA information is presented as a supplemental disclosure, as management believes that it is a widely used measure of performance in the gaming industry, is the principal basis for the valuation of gaming companies, and that it is considered by many to be a better indicator of the Company’s operating results than net income (loss) per GAAP. Management uses adjusted EBITDA as the primary measures of the operating performance of its segments, including the evaluation of operating personnel. Adjusted EBITDA should not be construed as alternatives to operating income, as indicators of the Company’s operating performance, as alternatives to cash flows from operating activities, as measures of liquidity, or as any other measures of performance determined in accordance with GAAP. The Company has significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in adjusted EBITDA. It should also be noted that other gaming companies that report adjusted EBITDA information may calculate adjusted EBITDA in a different manner than the Company and therefore, comparability may be limited.

Conference Call, Webcast and Replay Details

Penn National Gaming is hosting a conference call and simultaneous webcast at 9:00 am ET today, both of which are open to the general public.  The conference call number is 212/231-2905. Please call five minutes in advance to ensure that you are connected prior to the presentation.  Questions will be reserved for call-in analysts and investors.  Interested parties may also access the live call on the Internet at www.pngaming.com.  Please allow 15 minutes to register and download and install any necessary software.  A replay of the call can be accessed for thirty days on the Internet at www.pngaming.com.

This press release, which includes financial information to be discussed by management during the conference call and disclosure and reconciliation of non-GAAP financial measures, is available on the Company’s web site, www.pngaming.com, in the “Investors” section (select link for “Press Releases”).

About Penn National Gaming

Penn National Gaming owns, operates or has ownership interests in gaming and racing facilities and video gaming terminal operations with a focus on slot machine entertainment.  At September 30, 2015, the Company operated twenty-seven facilities in seventeen jurisdictions, including Florida, Illinois, Indiana, Kansas, Maine, Massachusetts, Maryland, Mississippi, Missouri, Nevada, New Jersey, New Mexico, Ohio, Pennsylvania, Texas, West Virginia, and Ontario.  At September 30, 2015, in aggregate, Penn National Gaming operated approximately 34,000 gaming machines, 800 table games and 4,600 hotel rooms.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements can be identified by the use of forward looking terminology such as “expects,” “believes,” “estimates,” “projects,” “intends,” “plans,” “seeks,” “may,” “will,” “should” or “anticipates” or the negative or other variations of these or similar words, or by discussions of future events, strategies or risks and uncertainties, including future plans, strategies, performance, developments, acquisitions, capital expenditures, and operating results.  Actual results may vary materially from expectations.  Although the Company believes that our expectations are based on reasonable assumptions within the bounds of our knowledge of our business, there can be no assurance that actual results will not differ materially from our expectations.  Meaningful factors that could cause actual results to differ from expectations include, but are not limited to, risks related to the following: our ability to obtain timely regulatory approvals required to own, develop and/or operate our facilities, or other delays or impediments to completing our planned acquisitions or projects, our ability to secure federal, state and local permits and approvals necessary for our construction projects; construction factors, including delays, unexpected remediation costs, local opposition, organized labor, and increased cost of labor and materials; our ability to maintain agreements with our horsemen, pari-mutuel clerks and other organized labor groups; the passage of state, federal or local legislation (including referenda) that would expand, restrict, further tax, prevent or negatively impact operations in or adjacent to the jurisdictions in which we do or seek to do business (such as a smoking ban at any of our facilities); the effects of local and national economic, credit, capital market, housing, and energy conditions on the economy in general and on the gaming and lodging industries in particular; the activities of our competitors and the rapid emergence of new competitors (traditional, internet and sweepstakes based and taverns); increases in the effective rate of taxation at any of our properties or at the corporate level; our ability to identify attractive acquisition and development opportunities and to agree to terms with, and maintain good relationships with partners/municipalities for such transactions; the costs and risks involved in the pursuit of such opportunities and our ability to complete the acquisition or development of, and achieve the expected returns from, such opportunities; our expectations for the continued availability and cost of capital; the outcome of pending legal proceedings, including the ongoing appeal by the Ohio Roundtable addressing the legality of video lottery terminals in Ohio and litigation surrounding our withdrawal from a gaming project in Western Pennsylvania; changes in accounting standards; with regard to the Restatement, risks relating to the final impact of the Restatement on the Company’s financial statements; the impact of the Restatement on the Company’s evaluation of the effectiveness of its internal control over financial reporting; delays in the preparation of the financial statements; the risk that additional information will come to light during the course of the preparation of restated financial statements that alters the scope or magnitude of the Restatement; potential reviews, litigation or other proceedings by governmental authorities; stockholders or other parties; the risk that the Company will be unable to obtain the lenders’ waivers it has requested under the Company’s senior secured credit facility and note indenture, which could give rise to a default thereunder, risks relating to our liquidity and ability to raise capital and risks related to the impact on the Restatement on the Company’s reputation, development projects, joint ventures and other commercial contracts; the impact of weather; with respect to the proposed Jamul project near San Diego, California, particular risks associated with financing a project of this type, sovereign immunity, local opposition (including several pending lawsuits), and building a complex project on a relatively small parcel; with respect to our Massachusetts project, the ultimate location of the other gaming facilities in the state; with respect to our social and other interactive gaming endeavors, risks related to ultimate profitability, cyber-security, data privacy, intellectual property and legal and regulatory challenges; and other factors as discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the United States Securities and Exchange Commission.  The Company does not intend to update publicly any forward-looking statements except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release may not occur.

# # #